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                                                                       EXHIBIT 5
                                                December 22, 1997

Standard Management Corporation
9100 Keystone Crossing
Indianapolis, Indiana 46240

     Re: Registration of $14,740,503 maximum aggregate value of Shares of Common
         Stock

Ladies and Gentlemen:

     I have acted as counsel to Standard Management Corporation, an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4 (the "Registration Statement") relating to the registration of $14,740,503 maximum aggregate value of shares of common stock, without par value, of the Company ("Company Common Stock") to be issued pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of December 9, 1997 (the "Merger Agreement"), among the Company, Standard Acquisition Corporation, a North Carolina corporation and a wholly-owned subsidiary of the Company ("Sub"), and Savers Life Insurance Company, a North Carolina domestic stock insurance company ("Savers Life"), which provides for the merger (the "Merger") of Sub with and into Savers Life, with Savers life surviving as a wholly-owned subsidiary of the Company. Subject to the terms and conditions of the Merger Agreement, each share of Common Stock, no par value ("Savers Life Common Stock"), of Savers Life held immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger will be converted into 1.2 shares of SMC Common Stock plus $1.50. Each holder of Savers Life Common Stock may elect to receive the $1.50 per share portion of the merger consideration in the form of additional shares of SMC Common Stock.

     For the purpose of rendering the opinions expressed below, I have reviewed the Merger Agreement, the Registration Statement and the Exhibits to the latter. I have also examined the originals, or copies of originals certified or otherwise identified to my satisfaction, of the corporate records of the Company and of such other agreements, documents, instruments and certificates of public officials, officers and representatives of the Company and other persons, have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

     Based on the foregoing, it is my opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Indiana.

     2. Each share of Company Common Stock issued as consideration for the Merger (the "Merger Shares") will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) the Merger shall have become effective under the North Carolina Business Corporation Act (the "NCBCA").

     The foregoing opinions are limited to the federal laws of the United States of America and the Indiana Business Corporation Law. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of the Merger Shares.

     I hereby consent to the filling of this opinion as an Exhibit to the Registration Statement and to all references to me included in or made part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Stephen M. Coons
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